 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2015

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Anthony M.V. Eramo as Chief Financial Officer

On August 18, 2015, Anthony M.V. Eramo, age 50, was appointed by the Board of Directors as Senior Vice President and Chief Financial Officer of United Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, The Union Bank Company (the “Bank”).  Mr. Eramo brings more than 27 years of experience to the Company, including extensive banking industry, financial reporting, and corporate acquisition experience.

Mr. Eramo has served as Senior Vice President of the Company since June 2015.  Prior to joining the Bank, Mr. Eramo was a Senior Vice President in the Strategic Planning Program Office and the Wealth Segment Chief Financial Officer with a large regional bank, roles which he held since 2007. From 2002 to 2007, before it was acquired, Mr. Eramo served as Vice President and Margin Manager of Sky Financial Group (“Sky”), where he managed liquidity and interest rate risk for the bank holding company and assisted management with due diligence for eight bank acquisitions in a five year period. Mr. Eramo is also the former Chief Financial Officer and Senior Vice President of Three Rivers Bancorp, the holding company of Pittsburgh-based Three Rivers Bank, a position he held from 1999 until 2002, when it was acquired by Sky.

As Senior Vice President and Chief Financial Officer of the Company and the Bank, Mr. Eramo will be eligible to participate in the Company’s standard employee benefits, including the Employee Stock Ownership Plan.

On August 20, 2015, the Company issues a press release announcing Mr. Eramo’s appointment, a copy of which is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Release dated August 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: August 20, 2015	By: /s/Brian D. Young
Brian D. Young President & CEO, United Bancshares, Inc.